Exhibit 23.3

KELLER & COMPANY, INC

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

June 6, 2016

Board of Directors

Ottawa Bancorp, Inc.

Ottawa Savings Bank

925 LaSalle Street

Ottawa, Illinois 61350

Members of the Boards:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by Ottawa Bancorp, Inc., with the Securities and Exchange Commission, and (ii) the Application for Conversion on Form AC to be filed by Ottawa Savings Bank with the Board of Governors of the Federal Reserve System, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings, including the prospectus of Ottawa Bancorp, Inc.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller

Michael R. Keller

President

MRK: jmm